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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT OT SECTION 8(a)

                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Papp America-Pacific Rim Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          4400 North 32nd Street, Suite 280, Phoenix, AZ 85018

Telephone Number (including area code):  (602) 956-0980

Name and address of agent for service of process: Robert L. Mueller, L. Roy Papp & Associates, 4400 North 32nd Street, Suite 280, Phoenix, AZ 85018

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X]  Yes  [ ]  No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Phoenix, Arizona on December 18, 1996.

Papp America-Pacific Rim Fund, Inc.       Papp America-Pacific Rim Fund, Inc.
Corporate Seal
Maryland
                                          By:/s/  Harry A. Papp
                                             ---------------------------
                                             Harry A. Papp, President

Attest: /s/  Robert L. Mueller
        --------------------------
        Robert L. Mueller
        Secretary